Filed Pursuant to rule 424(b)(3)
Registration No. 333-157777
The information in this prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 9, 2009

Prospectus Supplement
(To Prospectus dated March 9, 2009)

$           % Senior Notes due 20
$           % Senior Notes due 20
$           % Senior Notes due 20

Interest payable           and

Issue price:

We are offering $           principal amount of     % senior notes due 20   (the “20  notes”), $ principal amount of     % senior notes due 20  (the “20  notes”) and $      principal amount of     % senior notes due 20  (the “20  notes”, and together with the 20  notes and the 20  notes, the “notes”).

We will pay interest on the notes on           and           of each year, beginning          , 2009. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 above that amount.

We may redeem the notes, in whole or in part, at any time prior to their maturity at the redemption price described in this prospectus supplement.

The notes will be unsecured and will rank equally with all our other unsecured indebtedness.

See “Risk Factors” beginning on page S-3 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Underwriting discounts and	Proceeds, before
	Price to public	commissions	expenses

Per 20 Note	%	$	$

Per 20 Note	%	$	$

Per 20 Note	%	$	$

Total	%	$	$

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants including Euroclear and Clearstream on or about March   , 2009.

Joint Book-Running Managers

Deutsche Bank Securities	J.P. Morgan

March   , 2009

Prospectus Supplement

i

About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. This prospectus supplement and the information incorporated by reference in this prospectus supplement also adds to, updates and changes information contained or incorporated by reference in the accompanying prospectus. If information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference therein, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede the information in the accompanying prospectus.

The accompanying prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell securities in one or more offerings.

It is important that you read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You May Find More Information” on page iii of this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell the notes in any jurisdiction where the offer or sale of the notes is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

All references in this prospectus supplement and the accompanying prospectus to “Medtronic,” “we,” “us” or “our” mean Medtronic, Inc. and its consolidated subsidiaries except where it is clear from the context that the term means only the issuer, Medtronic, Inc. Unless otherwise stated, currency amounts in this prospectus supplement and the accompanying prospectus are stated in United States dollars.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference room.

The SEC allows us to incorporate by reference the information we file with them into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that we file with the SEC after the date of this prospectus supplement will automatically update and, where applicable, modify and supersede the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We incorporate by reference (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934 in accordance with the Securities Exchange Act of 1934 and applicable SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended April 25, 2008, filed June 24, 2008;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended July 25, 2008, filed September 3, 2008;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended October 24, 2008, filed December 3, 2008;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended January 23, 2009, filed March 4, 2009;

•	Our Current Reports on Form 8-K filed on April 29, 2008, May 20, 2008 (relating to the change in the certified accountant for Medtronic’s savings and investment plans), and June 26, 2008; and

•	Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus supplement.

You may request a copy of these filings at no cost by writing or telephoning the office of Investor Relations Department, Medtronic, Inc., 710 Medtronic Parkway, Minneapolis, Minnesota 55432-5603; Telephone Number (763) 514-4000.

Caution Regarding Forward-Looking Statements

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein may include “forward-looking” statements. Forward-looking statements broadly involve our current expectations or forecasts of future results. Our forward-looking statements generally relate to our growth strategies, financial results, product development, regulatory approvals, competitive strengths, intellectual property rights, litigation, mergers and acquisitions, market acceptance of our products, accounting estimates, financing activities, ongoing contractual obligations, and sales efforts. Such statements can be identified by the use of terminology such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “possible,” “project,” “should,” “will” and similar words or expressions. Forward-looking statements in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein include, but are not limited to, growth in our Spinal business related to the Kyphon acquisition and our intended reorganization and consolidation of certain activities; our intention to pursue the spin-off of Physio-Control; future launches of products and continued acceptance of products in our operating segments; the effectiveness of our development activities in reducing patient care costs; the elimination of certain positions related to the global realignment initiative; outcomes in our litigation matters; the continued strength of our balance sheet and liquidity; and the potential impact of our compliance with governmental regulations.

One must carefully consider forward-looking statements and understand that such statements may be affected by inaccurate assumptions and may involve a variety of risks and uncertainties, known and unknown, including, among others, those discussed in the section entitled “Risk Factors” in this prospectus supplement and our Form 10-K for our fiscal year ended April 25, 2008, as well as those related to competition in the medical device industry, reduction or interruption in our supply, quality problems, liquidity, decreasing prices, adverse regulatory action, litigation success, self-insurance, healthcare policy changes, and international operations. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. We intend to take advantage of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding our forward-looking statements, and are including this sentence for the express purpose of enabling us to use the protections of the safe harbor with respect to all forward-looking statements.

While we undertake no obligation to update any statement we make, investors are advised to consult any further disclosures by us in our filings with the Securities and Exchange Commission, especially on Forms 10-K, 10-Q, and 8-K, in which we discuss in more detail various important factors that could cause actual results to differ from expected or historical results. In addition, actual results may differ materially from those anticipated due to a number of factors, including, among others, those discussed in the section entitled “Risk Factors” in our Form 10-K. It is not possible to foresee or identify all such factors. As such, investors should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties, or potentially inaccurate assumptions.

Prospectus Supplement Summary

Medtronic, Inc.

We are the global leader in medical technology, alleviating pain, restoring health and extending life for millions of people around the world. We currently function in seven operating segments that manufacture and sell device-based medical therapies. Our segments include Cardiac Rhythm Disease Management; Spinal; CardioVascular; Neuromodulation; Diabetes; Surgical Technologies; and Physio-Control. We develop, manufacture and market our medical devices in more than 120 countries worldwide and continue to expand patient access to our products in these markets. We were founded in 1949 and were incorporated in Minnesota in 1957. Our principal executive offices are located at 710 Medtronic Parkway, Minneapolis, Minnesota 55432-5603 and our telephone number is (763) 514-4000.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the notes, see the section entitled “Description of Notes.”

Issuer	Medtronic, Inc.

Securities offered	$ aggregate principal amount of % Senior Notes due 20

$ aggregate principal amount of % Senior Notes due 20

$ aggregate principal amount of % Senior Notes due 20

Maturity date	, 20 , in the case of the 20 notes, , 20 , in the case of the 20 notes and , 20 , in the case of the 20 notes

Interest rate	% per year, in the case of the 20 notes, % per year, in the case of the 20 notes and % per year in the case of the 20 notes

Interest payment dates	and of each year, beginning , 2009

Ranking	Each series of notes will be our general unsecured senior obligations and will rank equally in right of payment with our existing and future unsubordinated debt. The notes will be structurally subordinated to all future and existing obligations of our subsidiaries.

As of January 23, 2009, as adjusted to give effect to this offering and the application of the net proceeds from the sale of the notes, we would have had approximately $ million of unsubordinated debt obligations of a type required to be reflected as a liability (net of debt discount and issuance cost) in our consolidated balance sheet at that date. See “Capitalization.”

Optional redemption	We may redeem the notes, in whole or in part, at any time at a redemption price equal to the greater of:

• 100% of the principal amount of the notes being redeemed; and

• the sum, as determined by a Quotation Agent (as defined herein) appointed by us, of the present values of the remaining scheduled payments of principal and interest on each series of the notes to be redeemed (excluding any portion of such payments of interest accrued and paid as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined herein), plus           basis points in the case of the 20   notes,           basis points in the case of the 20  notes and           basis points in the case of the 20  notes,

plus, in each case, accrued and unpaid interest to the date of redemption. See “Description of Notes — Optional Redemption.”

Certain indenture provisions	The indenture governing the notes will contain covenants limiting our and our restricted subsidiaries’ ability to incur secured debt and enter into sale and leaseback transactions. These covenants are subject to a number of important limitations and exceptions. See “Description of Debt Securities—Certain Covenants,” in the accompanying prospectus.

Use of proceeds	The net proceeds from this offering of the notes, which are expected to be approximately $ after deducting underwriting discounts and payment of our expenses related to this offering, will be used for general corporate purposes, including to repay a portion of our outstanding commercial paper. See “Use of Proceeds.”

Form and denomination	The notes will be issued in fully registered form in minimum denominations of $2,000 and in integral multiples of $1,000 in excess of $2,000.

Further issues	We may, from time to time without the consent of the holders of the notes, issue additional notes of any series having the same ranking and the interest rate, maturity and other terms as the notes of each series offered hereby except for the issue price and issue date and, in some cases, the first interest payment date.

Trustee	The trustee for the notes is Wells Fargo Bank, National Association.

Governing law	The indenture and the notes will be governed by the laws of the United States and the State of New York.

Risk Factors

You should read the “Risk Factors” section, beginning on page S-3 of this prospectus supplement and in our most recent Annual Report on Form 10-K to understand the risks associated with an investment in Medtronic and the notes.

Risk Factors

An investment in the notes may involve various risks.  Prior to making a decision about investing in our securities, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference in this prospectus supplement from our most recent annual report on Form 10-K under the headings “Risk Factors” and other filings we may make from time to time with the SEC.

The notes are subject to prior claims of any secured creditors and the creditors of our subsidiaries, and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured general obligations and will rank equally in right of payment with our existing and future unsubordinated debt and will be structurally subordinated to all future and existing obligations of our subsidiaries. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. In the event we were required to repatriate cash, cash equivalents, short-term investments and long-term investments in debt securities that are held by our non-U.S. subsidiaries, the funds would generally be subject to U.S. tax. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

Negative covenants in the indenture will have a limited effect.

The indenture governing the notes contains negative covenants that apply to us; however, the limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us to create, grant or incur liens or security interests with respect to our headquarters and certain other material facilities. See “Description of Debt Securities — Certain Covenants” in the accompanying prospectus. In light of these exceptions, holders of the notes may be structurally or contractually subordinated to our existing and new lenders.

Changes in our credit ratings may adversely affect the value of the notes.

The notes are expected to be rated A1 by Moody’s Investors Service and AA- by Standard & Poor’s Ratings Services, in each case with a stable outlook. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

An active trading market for the notes may not develop.

Currently, there is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;
•	outstanding amount of the notes;
•	the terms related to optional redemption of the notes; and
•	level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market making at any time without notice.

Use of Proceeds

The net proceeds from this offering of the notes, which are expected to be approximately $      after deducting underwriting discounts and payment of our expenses related to this offering, will be used for general corporate purposes, including to repay a portion of outstanding commercial paper. As of February 27, 2009, we had approximately $2.0 billion of commercial paper outstanding, which had a weighted average interest rate of approximately 0.75% and a weighted average maturity of approximately 64 days.

Capitalization

The following table sets forth our unaudited consolidated cash and cash equivalents, short-term borrowings, long-term debt, shareholders’ equity and total capitalization as of January 23, 2009, and as adjusted to reflect the issuance and sale of the notes and the use of the net proceeds from the offering of the notes. See “Use of Proceeds.”

	January 23, 2009
(In millions of dollars)	Actual	As adjusted(1)

Cash and cash equivalents	$1,283	$

Short-term borrowings
Commercial paper(2)	$1,014	$
Other short-term borrowings	170		170

Total short-term borrowings	$1,184	$
Long-term debt
Senior convertible notes	$4,400		$4,400
Senior notes	1,000
Contingent convertible debentures	15		15
Other	110		110
Notes offered hereby	—

Total long-term debt	$5,525	$
Shareholders’ equity
Preferred stock—par value $1.00	$—		$—
Common stock—par value $0.10	112		112
Retained earnings	12,987		12,987
Accumulated other non-owner changes in equity	(35)		(35)

Total shareholders’ equity	$13,064		$13,064

Total capitalization	$19,773	$

(1)	Adjusted for the issuance of notes offered hereby and the use of approximately $ million of the net proceeds of this offering to repay a portion of our outstanding commercial paper. See “Use of Proceeds.”

(2)	As of February 27, 2009, we had approximately $2.0 billion of commercial paper outstanding. Although the adjusted amounts in this table assumes that we use approximately $ million of the net proceeds of this offering to repay a portion of our outstanding commercial paper, the actual repayment amount could be different.

Ratio of Earnings to Fixed Charges

The following table shows our consolidated ratio of earnings to fixed charges for each of the periods indicated:

Nine
months
	ended	Year ended	Year ended	Year ended	Year ended	Year ended
	January 23,	April 25,	April 27,	April 28,	April 29,	April 30,
	2009	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	12x	10x	14x	22x	32x	37x

The ratio of earnings to fixed charges for the nine months ended January 23, 2009 was computed based on Medtronic’s current quarterly report on Form 10-Q for the fiscal quarter ended January 23, 2009. The ratio of earnings to fixed charges for the fiscal years ended April 25, 2008, April 27, 2007, April 28, 2006, April 29, 2005, and April 30, 2004 was computed based on Medtronic’s historical consolidated financial information included in Medtronic’s most recent Annual Report incorporated by reference on Form 10-K.

Description of Notes

The following description of the particular terms of each series of notes supplements, and to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” Certain defined terms used in this description, but not defined below under “—Certain Definitions” have the meanings ascribed to them in the Indenture. For purposes of this section, references to “we” and the “Company” include only Medtronic, Inc. and not its subsidiaries.

General

Each series of notes offered hereby will each be issued under an indenture (the “Indenture”) by and between Medtronic, Inc. and Wells Fargo Bank, National Association as trustee (the “Trustee”).

The notes will initially be issued in the following series and, as to each such series with the following initial aggregate principal amounts:

Series	Principal amount

% Senior Notes due (the “20 notes”)	$
% Senior Notes due (the “20 notes”)	$
% Senior Notes due (the “20 notes”)	$

We may issue additional notes of any series, including any of the series listed above, in an unlimited aggregate principal amount at any time and from time to time under the Indenture. See below under “—Further Issues.”

The notes of each series will be issued in the form of one or more permanent global notes in definitive, fully registered, book-entry form in minimum denominations of $2,000 and additional incremental multiples of $1,000 in excess of $2,000. The Trustee will initially act as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate trust office. We may change any paying agent and registrar without notice to holders of the notes and we may act as a paying agent or registrar. We will pay principal (and premium, if any) on the notes at the Trustee’s corporate trust office in New York, New York. At our option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of the holder. Notwithstanding the foregoing, a registered holder of $5,000,000 or more in aggregate principal amount of notes having the same maturity will be entitled to receive payments of interest, other than interest due at maturity, by wire transfer of immediately available funds to an account at a bank located in New York City (or any other location consented to by us) if appropriate wire transfer instructions have been received by the paying agent in writing not less than 15 calendar days prior to the applicable interest payment date.

Each series of notes will mature and bear interest as provided in the following table:

		Interest	Record	Interest
Series	Maturity	rate	dates	payment dates

20 notes	, 20	%	and	and
20 notes	, 20	%	and	and
20 notes	, 20	%	and	and

Interest Provisions Relating to the Notes

Interest on each series of notes will accrue at the rate set forth for such series in the table above, payable semiannually in arrears commencing on     , 2009. We will pay interest as to each series of notes to those persons who were holders of record of such series on the record date preceding each interest payment date.

Interest on each series of notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid as to such series, and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

We may redeem the notes, in whole or in part, at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•	the sum, as determined by a Quotation Agent (defined below), of the present values of the remaining scheduled payments of principal and interest on each series of the notes to be redeemed (excluding any portion of such payments of interest accrued and paid as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate,” plus basis points in the case of the 20 notes, basis points in the case of the 20 notes and basis points in the case of the 20 notes, plus, in each case, accrued and unpaid interest to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The semi-annual equivalent yield to maturity will be computed as of the third business day immediately preceding the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealing Quotations for that redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, (2) if the Trustee obtains fewer than four Referenced Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (I) each of Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary

Treasury Dealer”), we shall substitute another Primary Treasury Dealer and (2) any other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

We will provide notice of any redemption to each holder of the notes to be redeemed as of the record date established by us. We will mail such notice at least 30 days, but not more than 60 days, before the redemption date. We will give notice of such redemption to the Trustee at least 10 days prior to the date we mail the notice of redemption to each holder (or such shorter time as may be acceptable to the Trustee). Unless we default in payment of the redemption price on the redemption date, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

If we do not redeem all of the notes, the Trustee shall select the notes of the series to be redeemed in any manner that it deems fair and appropriate.

Any notice to holders of notes of a redemption hereunder shall include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, will be set forth in an officers’ certificate of ours delivered to the Trustee no later than two business days prior to the redemption date.

Further Issues

We may from time to time, without the consent of the holders of the notes, issue additional notes of any series, having the same ranking and the same interest rate, maturity and other terms as the notes of each series offered hereby except for the issue price and issue date and in some cases, the first interest payment date. Any such additional notes will, together with the then outstanding notes of such series, constitute a single class of notes under the Indenture. No additional notes of a series may be issued if an Event of Default has occurred and is continuing with respect to such series of the notes.

Ranking

The notes will be our unsecured unsubordinated obligations and will rank equally in right of payment with all our existing and future unsubordinated debt. The notes are our obligations exclusively. Some of our consolidated assets are held by our subsidiaries. The notes will be structurally subordinated to all future and existing indebtedness, trade payables, guarantees, lease obligations, letter of credit obligations and other obligations of our subsidiaries.

As of January 23, 2009, as adjusted to give effect to this offering and the application of the net proceeds from the sale of the notes, we would have had approximately $      million of unsubordinated debt obligations of a type required to be reflected as a liability (net of debt discount and cost) in our consolidated balance sheet. See “Capitalization.”

Regarding the Trustee

The Trustee’s current address is Wells Fargo Bank, National Association, Sixth and Marquette Avenue, Minneapolis, MN 55479.

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and certain provisions of the Trust Indenture Act contain limitations on the rights of the Trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with us or any affiliate of ours. If there arises any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Governing Law

The Indenture and the notes will be governed by and construed in accordance with the laws of the United States and the State of New York.

Book-Entry System; Delivery and Form

As described more fully in the accompanying prospectus, the notes will be deposited with the Trustee on behalf of the Depositary in the form of one or more global debt securities. As long as the Depositary is the depositary for the notes, you may hold interests in the notes through participants in the Depositary, including Clearstream Banking, Société Anonyme (“Clearstream”) and Euroclear Bank S.A./ N.V., as operator of the Euroclear System (“Euroclear”). Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the Depositary’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in the Depositary, on the other hand, would also be subject to the rules and procedures of the Depositary.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both the Depositary and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Material U.S. Federal Income Tax Considerations

This disclosure is limited to the U.S. federal tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the federal tax treatment of the notes. This tax disclosure was written in connection with the promotion or marketing by us and the underwriters of the notes, and it cannot be used by a holder for the purpose of avoiding penalties that may be asserted against the holder under the Internal Revenue Code. Holders should seek advice based on their particular circumstances from an independent tax advisor.

This section describes the material U.S. federal income tax consequences of owning the notes we are offering. It applies to you only if you acquire notes in the offering at the offering price and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

•	a person whose functional currency for tax purposes is not the U.S. dollar.

If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility. If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. You should consult your tax advisor if you are a partner in a partnership considering an investment in the notes.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

U.S. Holders

This section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the U.S.,

•	a domestic corporation,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. holder, this subsection does not apply to you and (unless you are a U.S. partnership) you should refer to “Non-U.S. Holders” below.

Payments of Interest. You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Purchase, Sale and Retirement of the Notes. Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your note. Under current law, capital gain of a noncorporate U.S. holder is generally taxed at a maximum rate of 15% where the property is held more than one year.

Non-U.S. Holders

This subsection describes the tax consequences to a non-U.S. Holder (a “U.S. alien holder”). You are a U.S. alien holder if you are a beneficial owner of a note and are, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	a foreign partnership, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a Note.

If you are a U.S. Holder, this subsection does not apply to you.

Under U.S. federal income and estate tax law, and subject to the discussion of backup withholding below, if you are not a U.S. Holder of a note, we and other U.S. payors generally will not be required to deduct U.S. withholding tax from payments of principal and interest to you if, in the case of payments of interest:

1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Medtronic, Inc. entitled to vote,

2. you are not a controlled foreign corporation that is related to us through stock ownership, and

3. the U.S. payor does not have actual knowledge or reason to know that you are a U.S. person and:

a. you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person,

b. in the case of payments made outside the U.S. to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the U.S.), you have furnished to the U.S. payor documentation that established your identity and your status as a non-U.S. person,

c. the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i. a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii. a qualified intermediary (generally a non-U.S. financial Institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii. a U.S. branch of a non-U.S. bank or of a non-U.S. insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. Branch has received documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d. the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i. certifying to the U.S. payor, under penalties of perjury, that an Internal Revenue Service form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution which receives the payment from the U.S. payor on your behalf, and

ii. to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

e. the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations;

If you are not a citizen or resident of the U.S. and are a holder of a note, you will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of a note, unless the gain is effectively connected with the conduct of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

Further, a note held by an individual who at death is not a citizen or resident of the U.S. will not be includible in the individual’s gross estate for U.S. federal estate tax purposes if:

•	the decedent did not, at the time of death, actually or constructively own 10% or more of the total combined voting power of all classes of stock of Medtronic, Inc. entitled to vote, and

•	the income on the note would not have been effectively connected with a U.S. trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

In general, if you are a noncorporate U.S. holder, we and other payors are required to report to the Internal Revenue Service all payments of principal and interest on your note. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your note before maturity within the U.S. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a U.S. alien holder, payments of principal or interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “Non-U.S. Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

In addition, payment of the proceeds from the sale of notes effected at a U.S. office of a broker will not be subject to backup withholding and information reporting provided that:

•	the broker does not have actual knowledge or reason to know that you are a U.S. person, and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a U.S. person, or

•	other documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-U.S. person, the payments may be subject to information reporting and backup withholding.

In general, payment of the proceeds from the sale of notes effected at a non-U.S. office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the U.S.,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the U.S. as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above (relating to a sale of notes effected at a U.S. office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of notes effected at a non-U.S. office of a broker will be subject to information reporting if the broker is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above (relating to a sale of notes effected at a U.S. office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

Underwriting

Subject to the terms and conditions in the underwriting agreement between us and Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of each series of notes set forth opposite the names of the underwriters below:

	Principal amount of	Principal amount of	Principal amount of
Underwriter	% notes due 20	% notes due 20	% notes due 20

Deutsche Bank Securities Inc.	$	$
J.P. Morgan Securities Inc.

Total	$	$

The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased.

The underwriters initially propose to offer the notes to the public at the public offering prices that appear on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to  % of the principal amount of the 20   notes,     % of the principal amount of the 20   notes and     % of the principal amount of the 20   notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount of the 20   notes,     % of the principal amount of the 20   notes and     % of the principal amount of the 20   notes to certain other dealers. After the initial offering, the underwriters may change the public offering prices and any other selling terms. The underwriters may offer and sell notes of any series through certain of their affiliates.

In the underwriting agreement, we have agreed that:

•	We will pay our expenses related to the offering, which we estimate will be $ .

•	We will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities, and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes.

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate-covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate-covering transactions, they may discontinue them at any time.

In the ordinary course of their respective businesses, the underwriters or their affiliates have engaged, or may in the future engage, in commercial banking or investment banking transactions with Medtronic, Inc. and its affiliates, including participating in commercial paper programs and providing credit facilities and investment management services to Medtronic, Inc. and its affiliates. Because more than 10% of the net proceeds of this offering may be paid to the underwriters or their affiliates, this offering will be made in compliance with the applicable provisions of rule 2720 of the FINRA conduct Rules.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), each underwriter has represented and agreed with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the “relevant implementation date”), an offer of securities described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

United Kingdom

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Legal Matters

The validity of the notes offered by this prospectus supplement will be passed upon for us by Fredrikson & Byron, P.A., Minneapolis, Minnesota. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Medtronic, Inc. for the year ended April 25, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.